Exhibit 99.1

ImClone Systems Incorporated
180 Varick Street New York, NY 10014 Tel: (212) 645-1405 Fax: (212) 645-2054 www.imclone.com

ImClone Systems Incorporated
Investors:	Media:
Andrea F. Rabney	David M. F. Pitts
(646) 638-5058	(646) 638-5058
Stefania Bethlen
(646) 638-5058

IMCLONE SYSTEMS NAMES DAVID SIDRANSKY, M.D., VICE CHAIRMAN

New York, NY – June 21, 2005 – ImClone Systems Incorporated (NASDAQ: IMCL) announced today that it has named David Sidransky, M.D., Vice Chairman of the Company’s Board of Directors. Dr. Sidransky has served as a Director of ImClone Systems since January 2004. He has nearly 20 years of experience in the practice and instruction of medicine with expertise in oncology and molecular pathology.

“David is a highly regarded member of the scientific and medical communities and brings significant expertise to ImClone Systems and its Board,” stated David M. Kies, Chairman of the Board of ImClone Systems. “With the Company’s growing prominence within the oncology community, David’s involvement with the Board and Management as Vice Chairman is an important part of ImClone Systems’ evolution.”

Dr. Sidransky, 44, serves as Director of the Head and Neck Cancer Research Program at the Sidney Kimmel Comprehensive Cancer Center at Johns Hopkins University and is Professor of Oncology, Urology, Cellular & Molecular Medicine, Pathology, Otolaryngology and Genetics at Johns Hopkins University School of Medicine. Dr. Sidransky is certified in Internal Medicine and Medical Oncology by the American Board of Medicine. He joined Johns Hopkins University in 1988 from Baylor College of Medicine where he served his residency. He received his B.S. from Brandeis University and his M.D. from Baylor College of Medicine.

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers. The Company’s research and development programs include growth factor blockers and angiogenesis inhibitors. ImClone Systems’ strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone

Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the company’s ability to control or predict. Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company’s filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

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